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                     October 12, 2022

       Parag Saxena
       Chief Executive Officer
       Eucrates Biomedical Acquisition Corp.
       250 West 55th Street, Suite 13D
       New York, NY 10019

                                                        Re: Eucrates Biomedical
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 28,
2022
                                                            File No. 001-39650

       Dear Parag Saxena:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Daniel Forman, Esq.